Exhibit 5.2

43 Broad Street • P.O. Box 58
New London, CT 06320-0058

Telephone: 860-447-0335
Fax: 860-442-3469
attorneys@tcors.com
www.tcors.com

September 17, 2009

Scientific Games International, Inc.

750 Lexington Avenue, 25th Floor

New York, New York 10022

Re:                             Registration Statement on Form S-4; $225,000,000 in Aggregate Principal Amount of 9.250% Senior Subordinated Notes due 2019

Ladies and Gentlemen:

We have acted as Connecticut counsel to Autotote Enterprises, Inc., a Connecticut corporation (the “Guarantor”) and a wholly owned subsidiary of Scientific Games International, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of $225,000,000 aggregate principal amount of 9.250% Senior Subordinated Notes due 2019 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an Indenture dated as of May 21, 2009 the (“Indenture”) among the Company, the Guarantor, the other guarantors party thereto and The Bank Of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2009 (Registration No. 333-161268) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Connecticut, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Guarantee has been duly authorized by all necessary corporate action of the Guarantor.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Tobin, Carberry, O’Malley, Riley, Selinger, P.C.